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                                                                 EXHIBIT (P)(11)


                              ROBERT FLEMING, INC.
                                 CODE OF ETHICS

         While affirming its confidence in the integrity and good faith of all of its employees, officers and directors, Robert Fleming, Inc. ("RFI") recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") (each registered investment company, a "Fund"), and that if such individuals engage in personal transactions in Securities that are eligible for investment by a Fund, these individuals could be in a position where their personal interests may conflict with the interests of the Fund.

         In view of the foregoing and of the provisions of Rule 17j-1 under the 1940 Act, RFI has determined to adopt this Code of Ethics ("Code") to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures. This Code applies specifically to RFI's management of Funds and is intended to be generally consistent with RFI's Investment Management Compliance Manual. Certain provisions of this Code may, however, be more strict than the Manual. All persons covered by this Code are expected to be familiar, and to comply, with both the Code and the Manual in connection with the Funds. Any questions concerning either document should be referred to the Compliance Officer.

I.       STATEMENT OF GENERAL PRINCIPLES.

         In recognition of the trust and confidence placed in RFI by Funds and to give effect to RFI's belief that its operations should be directed to the benefit of all of its investment advisory clients, including Funds, RFI hereby adopts the following general principles to guide the actions of the officers and employees who are employed in one of the following RFI departments: Fleming Asset Management USA ("FAM USA") and Risk Arbitrage. These two departments are collectively referred to in this Code as the Investment Management Group (or "IMG"):

         (1) The interests of RFI's investment advisory clients, including Funds, are paramount. All of IMG's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the clients' interests before their own.

         (2) All personal transactions in Securities by IMG personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of any investment advisory client.

         (3) All IMG personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.


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         (4)      All IMG personnel must carefully avoid communicating
                  information concerning the investment decisions made for clients, or the execution of such decisions, to officers and employees of the RFI who work in departments other than IMG, or to officers or employees of RFI's affiliates.

II.      DEFINITIONS.

         (1) "Access Person" shall mean any director, officer, or employee of IMG who, in connection with the management of any Fund, recommends investments to such Fund, participates in the determination of which recommendations are to be made, or whose principal functions or duties relate to such determinations. The term "Access Person" also includes any director, officer, or employee of IMG who, in connection with his or her duties, obtains any information concerning securities recommendations being made by IMG to a Fund. The Compliance Officer and IMG Department Managers may determine that additional persons, including persons not employed by IMG, are to be treated as Access Persons based on their access to information concerning IMG's investment recommendations to a Fund.

         (2) "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the Securities held by such person.

         (3)      The "Compliance Officer" is Larry A. Kimmel.

         (4)      "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder of such Securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of a given situation.

         (5) "Fund" means any investment company registered under the 1940 Act for which RFI acts as investment adviser or sub-adviser.


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         (6)      The "IMG Department Managers" are Jonathan Simon (FAM USA
                  Large Cap), Christopher Jones (FAM USA Small Cap), and Arthur Levy (Arbitrage).

         (7) "Investment Personnel" means all Access Persons who, with respect to a Fund, occupy the position of portfolio manager (or who serve on an investment committee that carries out the investment management function), all Access Persons who provide or supply information and/or advice to any such manager (or committee), or who execute or help execute any such manager's (or committee's) decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a Security by or for a Fund.

         (8) An Access Person's "Personal Account" means any Securities Account in which such Access Person has direct or indirect Beneficial Ownership.

         (9) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

         (10)     "Security" shall have the same meaning as that set forth in
                  Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end mutual funds.

         (11) A "Security held or to be acquired" by a Fund means any Security which, within the most recent 15 days, (i) is or has been held by a Fund or (ii) is being or has been considered by the Adviser for purchase by a Fund.

         (12) A Security is "being purchased or sold" by a Fund from the time when a recommendation has been communicated to the person who places the buy and sell orders for a Fund until the time when such program has been fully completed or terminated.

III.     PROHIBITED PURCHASES AND SALES OF SECURITIES.

         (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund:

                  (A) employ any device, scheme, or artifice to defraud such Fund;

                  (B) make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;


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                  (C)      engage in any act, practice or course of business
                           that would operate as a fraud or deceit upon such Fund; or

                  (D) engage in any manipulative practice with respect to such Fund.

         (2) Subject to Sections IV(3) and IV(4) of this Code, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (7 days, in the case of Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Fund. Any profits realized on trades within these proscribed periods will be disgorged.

                  (A) Exceptions to item #2 above are permitted under the following circumstances:

                           1) If the Fund activity in a particular Security is due to a Fund-directed inflow and/or withdrawal of funds and there is no change of weighting in the subject security in the Fund.

                           2) If an Investment Personnel has liquidated a particular security from the Fund, then the Investment Personnel may also sell that security on the next business day after the liquidation has been completed.

                           3) If approved by the Compliance Officer or his designee, an exception may be granted on a case by case basis when no abuse is involved and the equities of the situation strongly support an exception to the rule.

         (3) No Investment Personnel may acquire Securities that are publicly traded in the United States as part of an initial public offering. Securities traded publicly outside the United States may be acquired in an initial public offering with prior written approval as provided in Section IV(1). However, such approval generally will not be granted if the Security in question is eligible for investment by any Fund.

         (4) No Access Person shall purchase a Security offered in a private placement without the specific, prior written approval as provided in Section IV(1). Such approval generally will not be granted if the Security in question is eligible for investment by any Fund.

         (5) An Access Person is required to hold all investments purchased for at least sixty (60) calendar days before selling. For example, an Access Person who purchases an option may not exercise the option until at least thirty calendar days have passed. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the Compliance Officer and the individual's Department Manager, and then only in the case of emergency or extraordinary circumstances.


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IV.      PRE-CLEARANCE OF TRANSACTIONS.

         (1) Except as provided in Section IV(3), each Access Person must obtain approval for each proposed transaction in advance. Each Access Person should seek approval first from the person listed below as his or her primary supervisor. If that person is unavailable, the Access Person then must obtain approval from one of the supervisor's alternates. No transaction in Securities shall be effected without the prior written approval of the primary or alternate supervisor. In determining whether to grant such clearance, the primary and alternate supervisors shall refer to Section IV(4), below.


Primary Supervisor       Alternate Supervisors        Access Persons
------------------       ---------------------        --------------
Jonathan Simon           Christopher Jones            FAM USA Large Cap managers and analysts
                         Arthur Levy

Christopher Jones        Jonathan Simon               FAM USA Small Cap managers, analysts and
                         Arthur Levy                  marketing staff

Arthur Levy              Larry Kimmel                 All other IMG staff, including Jonathan
                                                      Simon and Christopher Jones

Jonathan Simon or        Larry Kimmel                 Arthur Levy
Christopher Jones

         (2) In determining whether to grant approval for the purchase of a Security offered in a private placement, the primary or alternate supervisor shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or another investment advisory client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with RFI.

         (3) The pre-clearance requirements of Section IV(1) shall not apply to the following transactions:

                  (A) Purchases or sales over which the Access Person has no direct or indirect influence or control.

                  (B) Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

                  (C) Purchases that are part of an automatic dividend reinvestment plan.


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                  (D)      Purchases effected upon the exercise of rights issued
                           by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (4) The following transactions shall be entitled to clearance by the Compliance Officer:

                  (A) Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any investment advisory client, including any Fund, and which are otherwise in accordance with Rule l7j-l. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for purchase or sale by a Fund or other client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

                  (B) Purchases or sales of Securities that are not eligible for purchase or sale by any investment advisory client, including any Fund, as determined by reference to the 1940 Act, other applicable laws, rules or regulations, the investment objectives and policies and investment restrictions of the Fund or other client and any undertakings made to regulatory authorities.

                  (C) Transactions that the officers of the IMG, as a group and after consideration of all the facts and circumstances, determine to be in accordance with
                           Section III and to present no reasonable likelihood of harm to a Fund or other client.

V.       ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

         (1) No Access Person shall accept or receive any gift of more than $100 in value from any person or entity that does business with or on behalf of the Adviser or a Fund. All Access Persons must record all gifts received or given on their respective Departmental log.

         (2) No Investment Personnel shall accept a position as a director, trustee or general partner of a publicly-traded company or partnership unless the acceptance of such position has been approved by the Compliance Officer and Department Managers consistent with the interests of the Firm and all clients, including Funds.

VI.      REPORTING OBLIGATIONS.

         (1) The Compliance Officer shall create and thereafter maintain a list of all Access Persons.


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         (2)      Each Access Person must maintain his or her personal
                  Securities accounts at Bear Stearns (for accounts in the United States) or an affiliate of RFI (for accounts outside the United States). Exceptions to this policy may be granted by the Compliance Officer for special situations (i.e. managed account). Each Access Person must direct each such brokerage firm or other financial institution to promptly send duplicate copies of each account statement and brokerage confirmation to the Compliance Officer.

         (3) Every newly hired Access Person must provide to the Compliance Officer a complete listing of all Securities owned by such person within ten (10) days of beginning their employment.

         (4) Every Access Person shall report to the Compliance Officer the name of any publicly-traded company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 5% of the company's outstanding shares.

         (5) Every Access Person who owns Securities acquired in a private placement shall disclose such ownership to the Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer of those Securities by a Fund. The Adviser's decision to recommend the purchase of such issuer's Securities to any Fund will be subject to independent review by Investment Personnel with no personal interest in the issuer.

         (6)      Every Access Person shall certify annually that he or she:

                  (A)      has read and understands this Code;

                  (B)      recognizes that he or she is subject to the Code;

                  (C)      has complied with the Code; and

                  (D) has disclosed and reported all personal Securities transactions required to be disclosed or reported.

VII.     REVIEW AND ENFORCEMENT.

         (1) The Compliance Officer shall compare all confirmations, account statements and other reports received with a list of Securities being considered for purchase or sale by the Adviser at the time to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material.


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         (2)      If the Compliance Officer determines that a violation of this
                  Code may have occurred, he shall submit his written determination, together with any confirmations, account statements or other reports and any additional explanatory material provided by the Access Person, to the Access Person's primary supervisor, as indicated at Section IV(1), who shall make an independent determination as to whether a violation has occurred. If the primary supervisor is unavailable or is unable to review the transaction, the alternate supervisor shall act in all respects in the manner prescribed herein for the primary supervisor.

         (3) If the primary or alternate supervisor finds that a violation has occurred, the supervisor shall impose upon the individual such sanctions as he deems appropriate.

VIII.    RECORDS.

         RFI shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (3) A copy of each confirmation, account statement, or other report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

IX.      MISCELLANEOUS.

         (1) All confirmations and reports of Securities transactions, and any other information filed with RFI pursuant to this Code, shall be treated as confidential.

         (2) RFI may from time to time adopt such interpretations of this Code as it deems appropriate.


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         (3)      The Compliance Officer shall report to the Department Managers at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code. The Compliance Officer, or the Department Managers responsible for such Funds, shall report to any Fund's Board of Directors or Trustees on the operation of this Code as requested.




Amended this 27th day
of July, 1999.


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